Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form F-1 of Sibo Holding Limited as to our report dated March 24, 2025, except for Notes 2, 3, 6, 12, 14 and 16, as to which the date is June 23, 2025 with respect to the consolidated balance sheets as of December 31, 2023 and 2024, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ deficit and cash flows for the years ended December 31, 2023 and 2024.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

August 5, 2025

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong

Tel: 2152-2238, Website: www.aogb.com